SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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PHOTRONICS, INC.
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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 11, 2021
TO THE SHAREHOLDERS OF PHOTRONICS, INC.:
Notice is hereby given that the Annual Meeting of the holders of common stock of Photronics, Inc. as of the record date specified herein will be held on March 11, 2021 at 8:30 am Eastern Time. The meeting will be conducted on the Internet via live webcast at www.virtualshareholdermeeting.com/PLAB2021. Because of safety concerns related to the COVID-19 pandemic, shareholders of record will not be able to attend the meeting in person. Shareholders will be allowed to participate in the meeting virtually including by voting their shares electronically, and submitting questions during the meeting. The Annual Meeting will be held for the following purposes:
1)	To elect seven members of the Board of Directors;
2)	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 31, 2021;
3)	To approve, by non-binding advisory vote, the compensation of our named executive officers.
The shareholders will also act on any other business as may properly come before the meeting or any adjournments or postponements thereof.
The Board of Directors has fixed February 16, 2021, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting. A list of those shareholders entitled to vote will be available for inspection by any of our shareholders for any purpose germane to the Annual Meeting, during regular business hours at the principal executive offices of Photronics, Inc. twenty (20) days prior to the Annual Meeting.
YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO PARTICIPATE IN THE MEETING VIRTUALLY. TO ENSURE YOUR REPRESENTATION AT THE MEETING, WHETHER OR NOT YOU PLAN TO PARTICIPATE, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE OR AUTHORIZE THE VOTING OF YOUR SHARES BY INTERNET OR TELEPHONE PRIOR TO THE DEADLINE SPECIFIED ON YOUR PROXY CARD. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.
We thank you for your continued support.
By Order of the Board of Directors,

/s/ Richelle E. Burr
Richelle E. Burr
Executive Vice President,
Chief Administrative Officer,
General Counsel and Secretary

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000
PROXY STATEMENT
For the Annual Meeting of Shareholders
to be held on March 11, 2021
GENERAL INFORMATION
The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Photronics, Inc. (“Photronics”, the “Company”, “we”, “our” or “us”), to be voted at the Annual Meeting of holders of shares of our common stock (the “Shareholders” or “you”) or any adjournments or postponements thereof (the “Annual Meeting”) to be held on March 11, 2021, at 8:30 a.m. Eastern Time. The Annual Meeting will be conducted on the Internet via live webcast at www.virtualshareholdermeeting.com/PLAB2021. Because of safety concerns related to the COVID-19 pandemic, Shareholders will not be able to attend the meeting in person. Shareholders will be allowed to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting. This proxy statement and the enclosed proxy card are being filed with the Securities and Exchange Commission on February 18, 2021 and on the same day the Company will begin sending the proxy statement and proxy card to all shareholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the fiscal year ended October 31, 2020 as filed with the Securities and Exchange Commission (“SEC”), is also being mailed to our shareholders with this proxy statement.
The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company’s common stock, par value $0.01 per share, (“Common Stock”) represented by such proxies “FOR” each of the director nominees named herein in Proposal 1 and “FOR” Proposals 2, and 3, and at their discretion on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the Notice of Annual Meeting of Shareholders.
Any Shareholder who executes and delivers a proxy may revoke it at any time prior to its use. Such revocation would be effective upon: (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) virtual appearance by the shareholder at the Annual Meeting and his or her request therein to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.
QUORUM; REQUIRED VOTES
Only shareholders of record at the close of business on February 16, 2021 are entitled to notice of and to vote at the Annual Meeting. As of February 16, 2021, there were 63,416,350 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the virtual presence of or our receipt of proxies constituting the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Annual Meeting of Shareholders require the following votes to be approved: (1) Proposal 1 (Election of Directors) a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect seven members of the Board of Directors subject to the Company’s policy that requires that any nominee that does not receive at least a majority of votes cast by shareholders must tender his resignation; (2) Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending October 31, 2021) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP; (3) Proposal 3 (Executive Compensation) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to approve the non-binding advisory resolution approving the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis and the narrative disclosure included in this proxy statement.

Neither the approval nor the disapproval of Proposal 3 will be binding on the Company or the Board of Directors or will be construed as overruling a decision by the Company or the Board of Directors. Neither the approval nor the disapproval of Proposal 3 will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board of Directors. However, the Company will consider the results of this advisory vote in making future decisions on the Company’s compensation policies and the compensation of the Company’s Named Executive Officers.
Shareholders who hold their shares through a broker (in “street name”), must provide specific instructions to their brokers as to how to vote their shares, in the manner prescribed by their broker. Pursuant to the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker-non-vote” occurs. Under the rules governing brokers, an uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and on the frequency of such votes are also considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Of the three proposals listed in the Notice of Annual Meeting of Shareholders only the ratification of the selection of our independent registered public accounting firm under Proposal 2 is considered a routine matter. Abstentions and broker non-votes will be considered as present but will not be considered as votes cast on any matter.
CORPORATE GOVERNANCE AND ETHICS
Photronics is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are essential to running our business efficiently, to maintaining our integrity in the market place, long-term performance and ensuring that the Company is managed for the long-term benefit of its Shareholders. The Board recognizes that maintaining and ensuring good corporate governance is a continuous process. The Board periodically reevaluates our policies to ensure they meet the Company’s needs. Set forth below are a few of the corporate governance practices and policies that we have adopted.
•
Related Party Transaction Policy. Our Audit Committee is responsible for approving or ratifying transactions involving the Company and related parties and determining if such transactions are, or are not, consistent with the best interests of the Company and our shareholders.

•
Code of Conduct Questionnaire. Every employee of the Company and its majority owned subsidiaries is required to complete the Code of Conduct Questionnaire on an annual basis in order to confirm the employee’s understanding of, and adherence to, the Company’s Code of Conduct .

•	Executive Sessions. The Company’s Board of Directors’ meetings regularly include executive sessions without the presence of management, including the Company’s Chief Executive Officer.

BOARD OF DIRECTORS’ POLICIES, COMMITTEE CHARTERS, AND CODE OF ETHICS
The Board of Directors has responsibility for establishing broad corporate policies and reviewing overall performance rather than day to day operations of the Company. The Board’s primary responsibility is to oversee management and, in doing so, to serve the Company’s best interests and those of its Shareholders. Company management keeps the Board of Directors informed of Company activities through periodic updates when necessary, written reports and presentations at Board and Board committee meetings.
The Company has adopted a code of ethics and corporate governance policy to assist the Board and its committees in the exercise of their responsibilities. The code of ethics and corporate governance policy apply generally to the Board and the Company’s Named Executive Officers. Each of the Board committees has a written charter that sets forth the goals and responsibilities of the committee. The Company’s code of ethics and Board committee charters can be found on the Company’s website at www.photronics.com. Shareholders may also request a free copy of the Company’s code of ethics from: Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: General Counsel. We will disclose any amendments to, or waivers from, a provision of our code of ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions that relate to any element of the code of ethics as defined in Item 406 of Regulation S-K, by posting such information on our website.
The Board of Directors has assessed each of its seven nominees for Director against the NASDAQ Global Select Market (“NASDAQ”) standards for independence and determined that Messrs. Fiederowicz, Liao, Tyson and Ms. Paladino meet requirements of an independent director as set forth by NASDAQ.
The number of directors on the Company’s Board is not permitted to be less than three or more than fifteen members under the Company’s bylaws. Currently, the Board has fixed the number of directors at seven members. The Board is responsible for nominating members to the Board and for filling vacancies on the Board that may occur between annual meetings of Shareholders, in each case upon the recommendation of the Nominating Committee. The Nominating Committee seeks input from other Board members and senior management and may engage a search firm to identify and evaluate potential candidates. The Board and each of the committees of the Board conduct annual self-assessments to determine their effectiveness. Additionally, each committee reviews the adequacy of its charter annually and considers any proposed changes.
BOARD LEADERSHIP STRUCTURE
In addition to its Chairman, who is not considered independent, the Board also has a Lead Independent Director. Mr. Walter Fiederowicz serves as Lead Independent Director. Mr. Fiederowicz’s duties include the following: chair any meeting of the independent directors in executive session; facilitate communications between other members of the Board and the Chairman of the Board and Chief Executive Officer (however, each director is free to communicate directly with the Chairman of the Board and the Chief Executive Officer); and monitor, with the assistance of the Company’s General Counsel, communications from shareholders.
In 2019, the Company announced the adoption of a new retirement policy that stipulates each independent, non-employee director cannot be nominated for a term that begins after his or her 75th birthday.
The Board will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis to ensure that such policies and leadership structure continue to meet the Company’s needs.
THE BOARD OF DIRECTORS’ ROLE IN RISK OVERSIGHT AND ASSESSMENT
The Company has a risk management program overseen by senior management and approved by the Board of Directors. The Board’s risk oversight processes build upon management’s regular risk assessment and mitigation processes, which include standardized reviews conducted with members of management across and throughout the Company in areas such as financial and management controls, strategic and operational planning, regulatory compliance, and environmental compliance. The results of these reviews are then discussed and analyzed at the most senior level of management, which assesses both the level of risk posed in these areas and the likelihood of their occurrence, coupled with planning for the mitigation of such risks and occurrences.

Risks are identified and prioritized by senior management and each prioritized risk is assigned to either a Board committee or the full Board for oversight. For example, strategic risks are overseen by the full Board; financial and business conduct risks are overseen by the Audit Committee or the full Board; risks associated with related party transactions are overseen by the Audit Committee; risks related to cyber security are overseen by the Cyber Security Committee; and compensation risks are overseen by the Compensation Committee. Management regularly reports these and other various risks to the relevant Board committee or the Board. Additional review or reporting of risks is conducted as needed or as requested by the Board or relevant Board committee.
PLURALITY-PLUS VOTING FOR DIRECTORS
On December 6, 2018, the Board of Directors approved an amendment to its corporate governance guidelines to implement a change in the vote required to elect directors in uncontested elections from a plurality-voting standard to a “plurality plus” voting standard. In uncontested elections, any incumbent director who does not receive a majority of the votes cast (which means that the number of shares voted “for” a director exceeded the number of shares voted “against” a director) must tender his or her resignation to the Board. The Nominating Committee shall consider the resignation and, promptly following the date of the meeting of Shareholders at which the election occurred, shall recommend to the Board of Directors whether or not to accept such resignation. In considering whether or not to accept the resignation, the Nominating Committee will consider all factors deemed relevant by the Nominating Committee including, without limitation, the stated reason or reasons why shareholders “withheld” votes from the election of the director, if any, the length of service and the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of applicable corporate and securities laws and the rules of NASDAQ or any other stock exchange on which the Company’s securities are listed for trading), such director’s contributions to the Company and whether the director’s resignation from the Board of Directors would be in the best interests of the Company. The Nominating Committee will also consider a range of possible alternatives concerning the director’s tendered resignation as the Committee deems appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons the Nominating Committee believes to have substantially resulted in the “withheld” votes. The Board of Directors shall act on the Nominating Committee’s recommendation within 90 days of the date of the meeting of Shareholders at which the election occurred. In considering the Nominating Committee’s recommendation, the Board of Directors will consider the information, factors and alternatives evaluated by the Committee and such additional information, factors and alternatives that the Board of Directors may consider to be relevant. Following the Board of Directors’ decision on the Nominating Committee’s recommendation, the Company shall promptly disclose the decision regarding whether or not to accept the director’s resignation (or the reasons for rejecting the resignation, if applicable), as well as a summary of the factors considered.
EMPLOYEE, OFFICER AND DIRECTOR HEDGING
The Company has Stock Ownership Guidelines, which is further described in the Compensation Discussion and Analysis section of this proxy statement. Further, as illustrated in the Ownership of Common Stock by Directors, Officers, and Certain Beneficial Owners Table, all directors and named executive officers are beneficial owners of stock of the Company. At this time, the Company has not adopted practices or policies regarding the ability of employees (including officers) or directors of the Company, or any of their designees, to purchase financial instruments (prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transaction, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information on the beneficial ownership of the Company’s Common Stock as of February 16, 2021, by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each Named Executive Officer in the Summary Compensation Table set forth below; and (iv) all directors and currently employed Named Executive Officers of the Company as a group.
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Black Rock, Inc. 55 East 52nd Street New York, NY 10022	10,328,958	16.29%(3)
Dimensional Fund Advisors Palisades West, Building One 6300 Bee Cove Road Austin, TX 78746	5,234,130	8.25%(4)
Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	4,317,977	6.81%(5)
Barrow, Hanley, Mewhinney & Strauss, LLC 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	3,100,000	4.89%(6)

Officers and Directors
Richelle Burr	249,454(7)	*
Walter M. Fiederowicz	27,000	*
John P. Jordan	139,942	*
Peter Kirlin	643,374(7)	1.01%
Frank Lee	379,175(7)	*
Daniel Liao	18,000	*
Constantine S. Macricostas	523,575	*
George Macricostas	56,000	*
Mary Paladino	27,000	*
Christopher J. Progler	276,252(7)	*
Mitchell G. Tyson	103,379	*
Directors and Named Executive Officers as a group (11 persons)	2,317,026(8)	3.65%
*	Less than 1%
(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.
(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.
(3)	Based on Schedule 13G filed January 25, 2021
(4)	Based on Schedule 13G/A filed February 16, 2021
(5)	Based on Schedule 13G/A filed February 10, 2021
(6)	Based on ownership as of December 31, 2020. The 13G filed February 11, 2021 appears incomplete.
(7)
Includes shares of Common Stock subject to stock options exercisable as of February 16, 2021, (or within 60 days thereof), as follows: Ms. Burr: 126,125; Dr. Kirlin: 243,750; Dr. Lee: 188,000; and Dr. Progler: 129,000.

(8)	Includes the shares listed in notes (7) above.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board has nominated seven directors to be elected at the 2021 Annual Meeting to serve for a one year term. Each of the seven directors of the Company that is elected at the Annual Meeting will serve until the 2022 Annual Meeting of Shareholders (unless such director resigns or otherwise leaves the Board beforehand). Each nominee is currently a director of the Company and has agreed to serve if elected. The names of, and certain information with respect to, the nominees for election as directors are set forth below.
The Company is open and receptive to Shareholder communication. If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:
Nominees:
Name and (Age)	Director Since	Position(s) with the Company
Walter M. Fiederowicz (74 years)	1984	Director

Dr. Peter S. Kirlin (60 years)	2015	Director/CEO

Daniel Liao (67 years)	2020	Director

Constantine S. Macricostas (85 years)	1974	Chairman

George Macricostas (51 years)	2002	Director

Mary Paladino (59 years)	2019	Director

Mitchell G. Tyson (66 years)	2004	Director
As noted Messrs. Fiederowicz, Liao, Tyson and Ms. Paladino qualify as being independent under applicable NASDAQ rules.
In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his or her principal occupation for at least the past five years. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director as of the date of this proxy statement.
Walter M. Fiederowicz has been a private investor and consultant since August 1997. Mr. Fiederowicz is Chairman of the Compensation Committee, Vice Chairman of the Audit Committee and Vice Chairman of the Nominating Committee. Mr. Fiederowicz brings to the Board of Directors substantial experience in analyzing and forecasting economic conditions both domestically and internationally. Through his service on the boards of other companies, he has gained extensive experience in leadership, risk management, and corporate governance matters. Mr. Fiederowicz brings leadership and extensive business and financial experience to the Board.

Peter S. Kirlin joined Photronics in August 2008 as Senior Vice President, US and Europe. Dr. Kirlin became Chief Executive Officer in May 2015 after having been named President in 2013. Prior to joining Photronics, Dr. Kirlin, a 25-year veteran of the photomask and semiconductor industries, held several senior leadership positions of increasing responsibility. Dr. Kirlin was Vice President of Business Development at Entegris, a developer, manufacturer, and supplier of liquid and gas delivery systems, components, and consumables used in the semiconductor manufacturing process; Chairman and Chief Executive Officer of DuPont Photomasks; and Group Vice President of ATMI, a supplier of ultra-high purity materials and services used in the manufacture of semiconductors. Dr. Kirlin also was Executive Chairman of the privately-held firm Akrion, Inc., a provider of surface preparation solutions to the semiconductor and electronics industries. Dr. Kirlin was Executive Chairman of Akrion, Inc. from January 2007 to July 2008. Dr. Kirlin brings leadership, strategic direction, extensive business experience and a wealth of knowledge of the photomask and semiconductor industry to the Board.
Daniel Liao is currently serving as Senior Advisor of Asia Pacific for Lam Research Corporation. He was previously Chairman of Asia Pacific from 2017 until his retirement from that role in February 2020 as Chairman Mr. Liao was responsible for operations in the rapidly growing region. Prior to that, he served as Group Vice President of Asia Pacific Operations from 1997 until 2000 at which time he was promoted to President of APAC Operations. He started at the company in 1993 as General Manager of Taiwan, China, and Southeast Asia Operations. Prior to joining Lam, Mr. Liao held various engineering management roles at Integrated Device Technology, Inc. (acquired by Renesas Electronics Corporation in 2019) and Intel Corporation. In addition to his extensive experience working in the semiconductor industry, Mr.Liao is also a member of the Board of Directors for Amkor Technology, Inc. He received a M.S. degree in electrical engineering and applied physics from Case Western Reserve University in Cleveland, Ohio, and a B.S. degree from National Cheng Kung University in Taiwan. Mr. Liao brings a wealth of industry experience, especially in international operations and technology development, that will complement our current Board structure and expertise. Photronics has made a significant commitment to the semiconductor industry in Asia and Mr. Liao’s background and experience will be beneficial to us as we continue to grow and invest in the region.
Constantine S. Macricostas is Chairman of the Board. Mr. Macricostas is also founder of the Company. Mr. Macricostas was Executive Chairman of the Company until January 20, 2018. Mr. Macricostas previously served as Chief Executive Officer of the Company on three different occasions from 1974 until August 1997, from February 2004 to June 2005, and from April 2009 until May 2015. Mr. Macricostas is also a former director of RagingWire Data Centers, Inc. Mr. Macricostas is the father of George Macricostas. As founder of the Company, Mr. Macricostas’ knowledge of the Company and its operations, as well as the industry, is invaluable to the Board of Directors in evaluating and directing the Company’s future. Through his long service to the Company and his vast experience in the photomask industry, he has developed extensive knowledge in the areas of leadership, safety, risk oversight, management, and corporate governance, each of which provides great value to the Board of Directors. Mr. Macricostas is a member of the Cyber Security Committee of the Board.
George Macricostas is an investor and entrepreneur. He was Founder, Chairman and CEO of RagingWire Data Centers, Inc. a provider of mission critical data center colocation facilities, which is where the “Cloud” lives. Mr. Macricostas guided the company through an 80% sale to NTT of Japan in 2014 and completed the sale in 2018. Mr. Macricostas has 29 years of technical and business management experience in business operations and information technology. From 2006, Mr. Macricostas has served as a director of the Jane Goodall Institute, a non-profit organization. Previously, he was a senior vice president at Photronics, Inc., where he was responsible for all aspects of the company’s IT infrastructure. Mr. Macricostas also serves as a Board Member of the Macricostas Family Foundation, a non-profit organization that funds philanthropic, educational and environmental causes. Mr. Macricostas brings industry, risk management, leadership and business experience to the Board. Mr. Macricostas is Chairman of the Cyber Security Committee.
Mary Paladino is a certified public accountant with over thirty years of experience providing accounting, auditing, and advisory services to multi-national companies in a diverse range of industries. Ms. Paladino currently serves as the Senior Vice President and Chief Financial Officer (NY Metro) for Quality Medical Management Services USA, LLC, a management service organization that provides non-clinical services to one of the largest specialty medical practices in the United States. Prior to her current position, Ms. Paladino was a partner and the audit and assurance practice leader for the White Plains, NY location of a top 25 public accounting firm located predominantly in the Northeast United States. Prior to joining this firm in 2008, Ms. Paladino held various leadership roles in the auditing group of Deloitte & Touche, LLP and BDO Seidman, LLP. Ms. Paladino’s broad experience in complex financial accounting and reporting matters, combined with her comprehensive understanding of effective corporate governance policies and internal control over financial reporting will contribute to her service on the Board of Directors of the Company.
Mitchell G. Tyson is an independent business strategy and clean energy consultant and serves on multiple industry, government, non-profit and corporate boards of directors. He is also an Adjunct Professor and advisor to the Asper Center for Global Entrepreneurship at the Brandeis International Business School, managing partner at the Clean Energy Venture Group, Venture Partner in the Clean EnergyVenture Fund, co-founder and former chair of the Northeast Clean Energy Council, Chair of Innovation Studio (formerly Venture Café Foundation), Executive-in-Residence and board member at Greentown Labs. He also serves on a number of corporate boards and mentors numerous start-ups. Previously, Mr. Tyson served as the Chief Executive Officer of PRI Automation, a publicly traded corporation that supplied automation systems including hardware, software and services to the semiconductor industry. From 1987 to 2002, he held positions of increasing management responsibility and helped transform PRI Automation from a small robotics manufacturer to the world’s leading supplier of semiconductor fab automation systems. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 as Director of Product Management and served as science advisor and legislative assistant to the late U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is Chairman of the Nominating Committee and a member of the Audit Committee of the Company. Mr. Tyson brings leadership and extensive business experience as well as finance expertise to the Board.

MEETINGS AND COMMITTEES OF THE BOARD
The Board of Directors met five (5) times during the 2020 fiscal year. During fiscal 2020, each director attended all of the regular meetings of the Board of Directors and 100% of committee meetings of the Board on which such director served.
The Company’s Board of Directors has Audit, Compensation, Nominating and Cyber Security Committees. Members of the Audit, Compensation, and Nominating Committees are entirely comprised of independent, non-employee directors under applicable NASDAQ rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Audit Committee’s functions include the appointment of the Company’s independent registered public accounting firm, and then reviewing with such accountants the plan for and results of their auditing engagement as well as periodically assessing their independence. The Audit Committee pre-approves all audit & non-audit services provided to the Company. Messrs. Fiederowicz and Tyson and Ms. Paladino are the members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules and Rule 10A-3 under the Exchange Act. Ms. Paladino qualifies as an audit committee financial expert as defined under Item 407 of Regulation S-K. The Audit Committee held eight (8) meetings during the 2020 fiscal year. Ms. Paladino further serves as Chair of the Audit Committee.
The Compensation Committee’s functions include establishing the compensation levels for our executive officers and overseeing compensation policies and programs for the executive officers of the Company and administration of the Company’s equity and stock plans. This includes setting corporate goals and objectives relevant to compensation of our executive officers and evaluating performance against these goals and objectives. The Committee also reviews and makes recommendations to the Board with respect to director compensation. Members of management, including the Chairman of the Board, the Chief Executive Officer, and the Chief Administrative Officer, participate in Compensation Committee meetings when requested by the Committee to present and discuss the materials provided, including recommendations considered to be relative to executive pay and competitive market practices. These members of management assist the Committee in understanding the Company’s business plan and long-term strategic direction, developing the performance targets for our performance-based compensation and understanding the technical or regulatory considerations, as well as, the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management, the ultimate decision on executive compensation is made solely by the Compensation Committee, and the decision regarding the Chief Executive Officer’s compensation is made by the Compensation Committee outside the presence of the Chief Executive Officer. Messrs. Fiederowicz and Paladino are the members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held eight (8) meetings during the 2020 fiscal year.
The Cyber Security Committee was formed in fiscal 2017. The purpose of the Cyber Security Committee is to assist the Board and the Company’s management in fulfilling its oversight responsibilities to the shareholders and investment community by reviewing and reporting on technology-based issues as well as cybersecurity risks, protection, and mitigation. Mr. Constantine Macricostas and Mr. George Macricostas are the members of the Cyber Security Committee. The Committee held two (2) meetings during the 2020 fiscal year.
The Nominating Committee’s functions include the consideration and nomination of candidates for election to the Board. Mr. Fiederowicz and Mr. Tyson were members of the Nominating Committee for fiscal 2020. All members of this Committee were independent, non-employee directors under applicable NASDAQ rules for fiscal 2020. This Committee held one (1) meeting during the 2020 fiscal year.
The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, the highest ethical standards, the ability to deliver value and leadership to the Company, and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for the production of semiconductors and flat panel displays. If an opening for a Director arises, the Board will conduct a search for qualified candidates. The Nominating Committee utilizes its network of contacts to compile a list of potential candidates but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for Director suggested by shareholders in written submissions sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary.

The Nominating Committee also recognizes that diversity of backgrounds, diverse skills and professional experience are important considerations for determination of the Board’s composition. In this regard, the Committee’s selection of a nominee also gives significant consideration to the backgrounds of the other directors, so that the Board of Directors as a whole has an appropriate mix of backgrounds, professional skills, and breadth of experience. The Nominating Committee reviews its effectiveness in balancing these considerations through its ongoing consideration of directors and nominees, as well as the Nominating Committee’s annual self-evaluation process. The Nominating Committee evaluates candidates in the same manner, whether the candidate was recommended by a shareholder or not.
The Nominating Committee did not receive any director nominations from a shareholder for the Annual Meeting.
General
The Board provides a process for shareholders to send communications to the Board or to any Director individually. Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. All communications will be compiled by the Secretary and submitted to the Board or the individual Directors on a periodic basis.
It is the Company’s policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict and attendance have been excused by the remainder of the Board. All of the current nominees who were Directors during the last fiscal year except Mr. Liao who joined the Board by appointment in September 2020 were in attendance at the 2020 Annual Meeting of Shareholders.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of three directors, each of whom meets the independence requirements of NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The Audit Committee also prepares a written self-performance evaluation of the Committee’s performance on an annual basis.
The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditor in carrying out its oversight responsibilities. Company management is responsible for the Company’s internal controls and the financial reporting process. For the fiscal year ended October 31, 2020, the Audit Committee reviewed and discussed the audited financial statements with the Company’s management and the Company’s independent registered public accounting firm. The Audit Committee also reviewed and discussed with Deloitte & Touche LLP the audited financial statements and the matters required by PCAOB Auditing Standard No. 1301 Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526 (communications with Audit Committee, concerning Independence) and has discussed with Deloitte & Touche LLP that firm’s independence from the Company and its management. The Audit Committee also reviewed and discussed with management and Deloitte & Touche LLP management’s report on internal control over financial reporting and Deloitte & Touche LLP’s related opinions. The Committee considered whether the provision of non-audit services by Deloitte & Touche LLP to the Company is compatible with maintaining the independence of Deloitte & Touche LLP, and concluded that the independence of Deloitte & Touche LLP was not compromised by the provision of such services. The Audit Committee met with management periodically during the fiscal year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal control over financial reporting. Additionally, the Audit Committee pre-approved all audit and non-audit services provided to the Company by Deloitte & Touche LLP. Based on the foregoing meetings, reviews, and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2020 be included in the Company’s Annual Report on Form 10-K for filing with the SEC. Further, the Audit Committee has recommended the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021 and is submitting such appointment to the shareholders for ratification at the Annual Meeeting.
The Audit Committee has a formal procedure for reviewing complaints and inquiries about accounting and auditing matters and violations of Company policy.

Independent Registered Public Accounting Firm Fees
For the fiscal years ended October 31, 2020 and October 31, 2019, the aggregate fees for professional services rendered by Deloitte & Touche LLP were as follows:
	Fiscal 2020	Fiscal 2019
Audit Fees(a)	$1,814,318	$1,925,793
Audit-Related Fees(b)	95,000	25,340
Tax Fees(c)	38,542	63.042
All Other Fees(d)	11,483	1,914
Total	$1,959,343	$2,016,089
(a)
Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal control over financial reporting, and review of the Company’s quarterly financial statements or services normally provided by Deloitte & Touche LLP.

(b)	Represents assurance and other activities that are reasonably related to the audit of the Company’s financial statements.
(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.
(d)	Represents aggregate fees for products and services other than audit fees, audit related fees and tax fees.
This report is submitted by:
Mary Paladino
Chair
Walter M. Fiederowicz
Mitchell G. Tyson

EXECUTIVE OFFICERS
The names of the executive officers of the Company whose compensation is required to be disclosed pursuant to SEC rules and regulations are set forth below together with the positions held by each person in the Company (the “Named Executive Officers”). All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.
Name and Age	Position	Served as an Executive Officer Since
Richelle E. Burr, 57	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2010

John P. Jordan, 75	Executive Vice President, Chief Financial Officer	2017

Peter S. Kirlin, 60	Chief Executive Officer	2008

Frank Lee, 68	President of Asia IC Photomask	2018

Christopher J. Progler, 57	Executive Vice President, Chief Technology Officer and Strategic Planning	2004
Richelle E. Burr joined Photronics in 2003 as Corporate Counsel. Ms. Burr was promoted to Executive Vice President and Chief Administrative Officer in January of 2020. She was promoted to Vice President, Associate General Counsel in 2008 and was appointed Secretary in April of 2009 prior to her appointment as General Counsel in January 2010. Ms. Burr serves on the management board of the Company’s subsidiaries in Singapore, Taiwan and the United Kingdom and serves as Representative Director of Photronics Choenan, Ltd.
John P. Jordan currently Executive Vice President, Chief Financial Officer, was appointed as Senior Vice President, Chief Financial Officer, effective September 5, 2017. Prior to joining Photronics, Mr. Jordan was most recently Vice President, Chief Financial Officer, Treasurer and Controller of AstroNova, Inc. Before joining AstroNova, Mr. Jordan served as Vice President, Chief Financial Officer, and Treasurer of Zygo Corporation from 2011 to 2014. Prior to that he was Vice President, Chief Financial Officer, and Treasurer of Baldwin Technology Company, Inc.
Dr. Peter S. Kirlin was appointed Chief Executive Officer on May 4, 2015. Prior to his appointment as Chief Executive Officer, he served as President of the Company beginning in September of 2013. He joined Photronics in August 2008 as Senior Vice President, US and Europe.
Dr. Frank Lee became a Named Executive Officer on January 20, 2018. Dr. Lee has been serving as the President of PDMC (formerly PSMC) since 2006. Prior to that he was CEO, NSMC, Ning-PO from 2004 to 2006 and was Fab Director and Senior Advisor for UMC, Hsin-Chu, Taiwan from 2001 to 2004 and, prior to that, he was Executive Vice President of Grace Semiconductor, Shanghai, China from 2000-2001.
Dr. Christopher J. Progler became an executive officer on June 21, 2006. Dr. Progler was promoted to Executive Vice President in January 2020. Dr. Progler has been employed by Photronics since 2001 starting with the position of Corporate Chief Scientist. He was promoted to Vice President and Chief Technology Officer in 2004. In 2011, Dr. Progler assumed the added responsibility of Strategic Planning for the Company. His current work includes global R&D, product development and strategic ventures. Dr. Progler serves on the management boards of Asia-based photomask joint venture companies PDMC and PDMCX and EUV photoresist company Inpria.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee is responsible for setting and administering the policies governing compensation of our executive officers. The Compensation Committee reviews and approves, among other things, overall compensation, long-term and annual performance-based compensation for the Named Executive Officers (identified in the Summary Compensation Table), as well as, all participants in the Company’s 2011 Executive Incentive Compensation Plan (“2011 EICP”).
The purpose of this Compensation Discussion and Analysis is to provide material information about the Company’s compensation objectives and policies for its Named Executive Officers and to put into perspective the tabular disclosures and related narratives. The following report provides information about our compensation programs and policies, as well as, the outcomes and achievements that resulted in the determination of compensation to our Named Executive Officers. Specific 2020 compensation information for our Chief Executive Officer and the other Named Executive Officers will be outlined in a series of tables following this report.
Corporate Summary
The Company is one of the world’s leading manufacturers of photomasks, which are high precision photographic quartz plates containing microscopic images of electronic circuits. Photomasks are a key element in the manufacture of semiconductors and flat panel displays (“FPD”) and are used as masters to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits (“IC”) and a variety of FPDs and, to a lesser extent, other types of electrical and optical components. The Company presently operates principally from eleven manufacturing facilities, two of which are located in Europe, three in Taiwan, one in Korea, two in China and three in the United States. Currently, research and development of photomask activities for ICs are focused on 14 nanometer node and below and, for FPDs, on AMOLED resolution enhancement (display device technology used in smart watches, mobile devices, laptops and televisions) and introduction of photomasks Generation 10.5+ large glass substrates (3370 x 2940mm or greater).
2020 presented unique challenges. Lockdowns imposed by governments across the globe and escalating trade tensions between the US and China caused significant supply chain restrictions and economic distress. Despite these challenges, we performed well, with growth across most of our markets. Revenue was $609.7 million in 2020, up 11% from 2019 and the third consecutive year of record revenue. We achieved growth in IC and FPD, with the latter achieving record revenue for the second consecutive year.
IC revenue improved 3% in 2020 to $418.4 million as growth in the market for ICs based on mainstream processes was slightly offset by softness in the market for high-end ICs. The growth in mainstream was driven primarily by strong foundry demand in Asia, while high-end weakened as strong logic was offset by memory declines. Demand from customers in China was particularly strong, improving 33% year-over-year and reaching record levels, representing 23% of total IC revenue.
FPD revenue was $191.3 million as strong high-end demand more than offset a decline in mainstream. The primary driver of the increase was demand for mobile applications, including both active-matrix organic light-emitting diode (AMOLED) and low-temperature polycrystalline silicon (LTPS) display technologies. These screen types are becoming more popular for mobile applications and we anticipate demand growth to continue. We also saw significant growth in generation 10.5 and greater (G10.5+) form factor for ultra-large liquid crystal diode (LCD) displays as that size was ramping production at our new facility in Hefei, China.
We ended the year with a cash balance of $278.7 million, up $72.1 million from 2019. Cash generated from operating activities for the year was $143.0 million, more than double the amount in 2019.
Our compensation program for our Named Executive Officers received the support of over 94% of the votes cast at our 2020 Annual Meeting of Shareholders. Based on the high level of shareholder approval of the Company’s executive compensation program, the Compensation Committee decided to continue the foundation and fundamentals of the compensation structure for fiscal 2020 and decided that no significant change in its compensation policies should be recommended to the Board.
Compensation Philosophy
It is important that the Company be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to the Company’s values and objectives. Accordingly, the Company’s compensation philosophy is based on rewarding the Company’s executives for their individual and collective efforts and contributions to the Company in a manner that fosters teamwork and leads to the long-term success of the Company. We feel this is in the best interest of our Shareholders. The Company also believes that delivering a substantial portion of such rewards in the form of restricted stock aligns the interests of the Company’s executives with the interests of Shareholders. The Company’s compensation program is designed to attract and retain talented employees by providing adequate incentives to achieve its business objectives while not encouraging excessively risky behavior.
Compensation Objectives
Consistent with the Company’s philosophy, the Company believes that executive compensation must be competitive with other comparable employers in order for qualified employees to be attracted to, and retained by, the Company and that the Company’s compensation practices should provide incentives for driving better business performance and increasing shareholder value. Accordingly, the four primary objectives of the Company’s compensation program, as administered by the Compensation Committee are:
•	to provide competitive compensation to attract, retain and motivate talented employees and foster teamwork as well as support the Company’s achievement of its financial and strategic goals;
•	to advance the goals of the Company by aligning executives’ interests with Shareholder interests;
•	to minimize risks associated with compensation; and
•
to balance the incentives associated with the program in a way that provides incentives for executives to assess and manage risks associated with the Company’s business appropriately, in the context of the Company’s business strategy.

Elements of Compensation
The Compensation Committee uses three principal components to achieve the Company’s primary objectives: base salary, annual cash incentives and stock-based awards. The Company minimizes its perquisites available to its employees as a whole, including its executives.
The Compensation Committee believes that the three principal components of the Company’s compensation result in a compensation program that is competitive and aligns the Named Executive Officers’ interests with shareholder value creation.
Base Salary
Base salaries provide each executive with a fixed, minimum level of cash compensation. The Company believes that it is important for retention, stability, and continuity of leadership that base salaries be competitive with the Company’s peers. Base salaries may be increased or decreased depending upon changes in duties or economic conditions.
Annual Cash Incentives
Annual cash incentives are used to promote the achievement of specific short-term goals of the Company that are set on an annual basis.
Stock-Based Awards
Stock-based awards are the Company’s preferred approach to both align the interests of shareholders with the executives, as well as enhance the Company’s retention goals. By virtue of the stock-based awards, the Named Executive Officers are shareholders themselves and participate in the gains in value of the Company’s stock.
Determination of Total Compensation
When determining total compensation, the Compensation Committee assesses five primary factors:
•	the overall performance of the Company;
•	the Named Executive Officer’s role in that performance;
•	the compensation earned by the Named Executive Officer;

•	the compensation of similarly situated executive officers working for peer group companies; and
•	Shareholder feedback.
When linking the Company’s performance and the total compensation of the Named Executive Officers, the Compensation Committee uses both the objective metrics provided for under the 2011 EICP, as well as, its subjective assessment of the performance of the Company.
The Compensation Committee meets with the Company’s Chief Executive Officer and other senior executives to obtain recommendations with respect to the Company’s compensation programs and practices for executives and other employees. The Compensation Committee takes management’s recommendations into consideration but is not bound by management’s recommendations with respect to executive compensation. When the Compensation Committee evaluates the role of each Named Executive Officer in the performance of the Company it considers both the recommendation and evaluation of such Named Executive Officer by the Chief Executive Officer (the Chief Executive Officer does not evaluate his own performance) and the Compensation Committee’s assessment of each Named Executive Officer’s leadership qualities, paying particular attention to the scope of his or her duties and the collaboration of such Named Executive Officer with other team members.
The Compensation Committee periodically reviews the Company’s approach to executive compensation in light of the general economic conditions of the semiconductor industry and the Company’s performance. The Compensation Committee also reviews the compensation practices of its peers and periodically, when appropriate, consults with outside advisors.
In establishing compensation levels for the Company’s Named Executive Officers, identified in the Summary Compensation Table, the Compensation Committee considers compensation at seven publicly traded companies in the semiconductor/electronics industries with similar levels of sales and capital. These companies are Advanced Energy Industries, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corp., Entegris, Inc., Kulicke & Soffa Industries, Inc., and Veeco Instruments, Inc. Information regarding these companies and their compensation practices is drawn from their proxy statements. Generally, the Compensation Committee believes that the compensation of its executive officers should be set near the median compensation of this comparison group; however, it is also important to the Compensation Committee that compensation reflect individual performance and the Company’s results which may warrant compensation up to 20% above or below the median.
In addition, while establishing its compensation policies for a given year, the Compensation Committee will evaluate the results from the most recent Shareholder advisory vote on compensation to consider the implications of such advisory vote for the compensation policies and determine whether changes are appropriate. At the 2020 Annual Shareholders Meeting, 94% of the votes cast with respect to the advisory vote on executive compensation approved the executive compensation paid in fiscal 2019. In light of this vote, as well as the Compensation Committee’s review of the compensation arrangements discussed above, general market pay practices for its executives, and its assessments of individual and corporate performance, the Compensation Committee determined that no significant change in its compensation policies would be made. The Compensation Committee will consider the results from this year’s and future Shareholder advisory votes regarding future executive compensation decisions.
Compensation Awards in Fiscal 2020
Base Salary
The Compensation Committee evaluates and establishes base salary levels in light of economic conditions (generally and in the regions where executives work) and in comparison to other similarly situated companies. Base salary is designed to recognize an executive’s knowledge, experience level, skill, ability, level of responsibility, and ongoing performance. The Compensation Committee targets base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to manage costs. Any recommendations for salary changes to any Named Executive Officers (other than the Chief Executive Officer) are made by the Chief Executive Officer and presented to the Compensation Committee for approval.

In January of fiscal 2020, each Named Executive Officer with the exceptions of Dr. Progler and Ms. Burr received a 3% salary increase Dr. Progler was promoted to Executive Vice President and received an 11.5% increase in salary in connection with his promotion and Ms. Burr was promoted to Executive Vice President and Chief Administrative Officer and received a 32.3% increase in salary in connection with her promotion.
In January of fiscal 2021, all Named Executive Officers received a 2% salary increase.
Annual Cash Incentives
Participation in the 2011 EICP is limited to key employees of the Company. The 2011 EICP is administered by the Compensation Committee, which has full power and authority to determine which key employees of the Company receive awards under the 2011 EICP, set performance goals and bonus targets for each fiscal year, interpret and construe the terms of the 2011 EICP and make all determinations it deems necessary in the administration of the 2011 EICP, including any determination with respect to the achievement of performance goals and the application of such achievement to the bonus targets. The 2011 EICP sets out quantitative and qualitative categories of business criteria upon which performance goals are based. The business criteria measures within each category may be assigned different weightings based upon their relative degree of importance as determined by the Compensation Committee.
In the quantitative category, one or more of the following business criteria may be used as performance measures: (i) net sales, (ii) operating income, (iii) net income, (iv) earnings per share of common stock, (v) net cash flows provided by operating activities, (vi) increase in working capital, (vii) return on invested capital, (viii) return on equity, and/or (ix) debt reduction. In the qualitative category, the business criteria relate to objective individual performance, taking into account individual goals and objectives. The performance goals with respect to each category of business criteria are established by the Compensation Committee within ninety days of the commencement of each fiscal year. Annual bonus targets are either expressed as a percentage of current salary or a fixed monetary amount with respect to each performance goal. At the end of each fiscal year for which a bonus may be earned, the Compensation Committee determines each participant’s level of achievement of the established performance goals. Consistent with the relevant provisions of the Dodd-Frank Act, the Company will “clawback”, or retroactively adjust, if the relevant financial results that awards are based upon are later restated or otherwise adjusted in a manner that would reduce the size of the award or payment. The Compensation Committee may amend or terminate the 2011 EICP at any time provided that no amendment will be effective prior to approval of the Shareholders to the extent such approval is required under listing rules or otherwise required by law.
The Compensation Committee met in January 2020 and established five (5) metrics for fiscal 2020 that were to be used under the 2011 EICP. The goals established for 2020 were to: achieve a specified net income target; achieve a specified EBITDA target; execute the IC business plans in China; execute the FPD business plan in China and augment growth by business development.
Below sets forth the targets and the actual performance of the Company against those targets.
Metric	Target	Actual Performance
Achieve EBITDA Target	$150MM	Exceeded
Achieve Net Income Target	$31.8MM	Exceeded
Execute the IC China Business Plan in China	Competitively Sensitive	Not Achieved
Execute the FPD Business Plan in China	Competitively Sensitive	Achieved
Augment growth by Business Development	Competitively Sensitive	Achieved
(1)
In accordance with Instruction 4 to Item 402 of Regulation S-K, target information has been omitted with criteria involving confidential trade secrets or confidential commercial or financial information, the disclosure of which would result in competitive harm for the Company.

The EBITDA target for fiscal 2020 of $150 million was based on full year performance (we measure EBITDA as it is defined in our outstanding credit agreement, which is filed as an exhibit to our annual report on Form 10-K, as GAAP net income plus interest expense, income tax expense, depreciation and amortization, plus (less) special items as defined). The other targets were to achieve net income of $31.8 million based on full year performance (net income defined as net income attributable to the Company, which is revenues and income less expenses and net income attributable to non-controlling interests); execute the IC China revenue business plan; execute the FPD Business Plan in China and augment growth by business development. Each of the five metrics was given equal weight. In order for the Named Executive Officers to be eligible for a cash bonus for fiscal 2020, the Company was required to meet at least three of the metrics. Starting in late October and November of 2020, the Compensation Committee met and reviewed the metrics established for fiscal 2020 and also reviewed the performance of the Company as a whole for fiscal 2020.
The Compensation Committee met several times and decided to award the bonuses detailed below to the Named Executive Officers based on achievement of the metrics set forth above. When determining the bonuses, the Compensation Committee also considered the following additional factors: as noted, the Company achieved growth in both IC and FPD, with the latter achieving record revenue for the second consecutive year. Not only was FPD a record for the second year in a row, but it surpassed the previous record from 2019 by 32%. Net income attributable to Shareholders in 2020 was $33.8 million, compared with $29.8 million in 2019. Gross profit improved 11% while operating profit improved 23% as the higher revenue and operating leverage in our business lead to an increase in profitability.
Based on the fact that the Company met four (4) out of five (5) of the metrics, materially exceeded two of the metrics and achieved two other metrics the Compensation Committee awarded the following bonuses to the Named Executive Officers in December 2020.
The bonuses awarded to the Named Executive Officers in December of 2020 were as follows:
Ms. Richelle Burr	$73,000
Mr. John P. Jordan	$73,000
Dr. Peter Kirlin	$157,000
Dr. Frank Lee	$89,000
Dr. Christopher J. Progler	$80,000
In January 2021, the Compensation Committee met and established goals for fiscal 2021 under the 2011 EICP. The goals established for 2021 are: achieve net income target; achieve EBITDA target; gain market share; execute the plan related to one of the Company’s high end facilities; and execute first phase of a supply chain plan.
Stock-Based Awards
The Company’s long-term incentive program uses restricted stock and stock options. The Company’s equity incentive plan described below allows for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as, other employees of the Company.
The Compensation Committee believes that the grant of stock options and restricted stock awards provides a strong link between executive compensation and shareholder return, aligning the long-term interests of its executives with those of the Shareholders and thereby promoting strategic planning while minimizing excessive risk.
For the purpose of aiding the Company and its subsidiaries in attracting, retaining, and motivating qualified personnel, the Company adopted a long term equity incentive compensation plan (the “2016 LTEICP”) in 2016. We believe that the 2016 LTEICP is essential to the Company’s continued success. The awards provided under the 2016 LTEICP are vital to our ability to attract and retain highly skilled individuals to work for the Company and to serve on its Board of Directors.
The 2016 LTEICP is administered by the Compensation Committee. The Compensation Committee has the authority to determine, subject to the provisions of the 2016 LTEICP, who will be granted awards, the terms and conditions of awards, and the number of shares subject to, or the cash amount payable with respect to, an award. The Compensation Committee may also make factual determinations in connection with the administration or interpretation of the 2016 LTEICP. To the extent not prohibited by applicable laws, rules, and regulations, the Compensation Committee may also, from time to time, delegate some or all of its authority under the 2016

LTEICP to a subcommittee or to other persons or groups of persons as it deems necessary, appropriate, or advisable. Additionally, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the 2016 LTEICP may be exercised by the Compensation Committee, may alternatively be exercised by the Board of Directors of the Company.
Grant of equity awards under the 2016 LTEICP are generally decided every November or December. Such equity awards are usually granted in January. Grants to Named Executive Officers under the 2016 LTEICP are based on job responsibilities and the potential for individual contribution impacting the Company’s overall performance. When considering grants, the Compensation Committee exercises judgment and discretion, looking at each executive’s scope of responsibility and individual performance as well as the performance of the Company and also considers previous stock award grants to align generally with its overall compensation philosophy. For example, the Compensation Committee may consider reducing grants in a particular year when a Named Executive Officer has large realizable gains from stock award grants in previous years. Other than inducement awards to new officers or other awards permitted to be granted outside of a shareholder approved equity plan under NASDAQ rules, the Company makes all grants of restricted stock and stock options pursuant to the terms of the 2016 LTEICP.
The annual stock grant is a collaborative process between the Compensation Committee and the Chief Executive Officer for determining the total pool of shares available for award. The Compensation Committee approves the total number of shares available for grant. The Chief Executive Officer then provides individual grant recommendations to the Compensation Committee (except for his own) for his senior management team including the Named Executive Officers for review and approval by the Compensation Committee. The Chief Executive Officer’s recommendation is a subjective evaluation of the Named Executive Officers’ individual contributions to the Company’s the performance of the Company as a whole, the level of incentive compensation previously received, as well as, the market price of the common stock on the date of grant. The Compensation Committee considers the aggregate number of shares available, the number of shares previously awarded and the number of individuals to whom the Company wishes to grant stock options or restricted stock awards, as well as the factors set forth in the immediately preceding paragraph. The Compensation Committee reserves the right to consider any factors it considers relevant under the circumstances then prevailing in reaching its determination regarding the amount of each stock option and/or restricted stock award.
The Chief Executive Officer’s grant is determined by the Compensation Committee at its sole discretion, based on the Compensation Committee’s evaluation of the Chief Executive Officer’s expected contribution to the Company’s future success, the level of incentive compensation previously awarded, the overall performance of the Company, a review of the Chief Executive Officer’s peer group compensation, and the market price of the Common Stock on the date of grant.
When determining the long-term incentive grants that were decided by the Compensation Committee in the later part of 2020 but awarded in January 2021, the Compensation Committee considered the overall performance of the Company in fiscal 2020. The Compensation Committee also reviewed the restricted stock awards that were granted last year, as well as the cost of such grants to the Company all in connection with the performance of the Company for fiscal 2020. The Compensation Committee also reviewed the grant history of the Company’s peers and the compensation given to peer company Named Executive Officers and based on the totality of its review and analysis the Compensation Committee decided to grant the awards shown below to the Named Executive Officers.
The Compensation Committee has the authority under the 2016 LTEICP to select the individuals who will be granted awards from among the officers, employees, directors, non-employee directors, consultants, advisors, and independent contractors of the Company or a subsidiary of the Company.
A maximum of four million (4,000,000) shares of Common Stock may be issued under the 2016 LTEICP. This total includes authorized but unissued shares, shares previously issued and reacquired by the Company, or both. Any shares subject to awards which, for any reason, expire or are terminated or forfeited, become available again for grant under the 2016 LTEICP. Additionally, shares that are tendered or withheld to pay the exercise price of an award or to satisfy tax withholding obligations and exercised shares covered by a stock-settled stock appreciation right will not be available for issuance pursuant to a new award. The Compensation Committee shall have full authority to determine the effect of a change in control, on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an award under the 2016 LTEICP.

The Compensation Committee may grant the following types of awards under the 2016 LTEICP: options; restricted stock; restricted stock units; stock appreciation rights; performance stock; performance units; and other awards based on, or related to, shares of the Company’s Common Stock. However, the 2016 LTEICP contains various limits with respect to the types of awards, as follows: no more than 15% of the shares measured as of the date the 2016 LTEICP was adopted by the Board and approved by the shareholders can be granted to any participant in any fiscal year; provided, however, that Non-Employee Directors may not receive more than 30,000 shares in any fiscal year.
Option awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. Stock options expire ten years after the grant date, unless the employee separates earlier from the Company, at which point vested options expire 30 days after separation. The exercise price is equal to the closing price of our common stock on the date of grant.
Restricted stock awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. Any shares not fully vested on the date the employee separates from the Company are forfeited. Restricted stock awards granted to the Named Executive Officers vest 25% per year beginning one year after the grant date.
Based on the determination of the Compensation Committee, the following Named Executive Officers were awarded the following grants of restricted stock on January 2, 2021:
Restricted Stock
Ms. Richelle Burr	35,000
Mr. John P. Jordan	35,000
Dr. Peter Kirlin	85,000
Dr. Frank Lee	35,000
Dr. Christopher J. Progler	35,000
The shares of restricted stock will, consistent with earlier grants, vest in four equal increments over the next four years. All stock awards granted are subject to acceptance by the respective recipients of the terms of the stock award agreements.
Dr. Kirlin also requested that the Compensation Committee approve a one time special restricted stock award grant based on the contributions of the senior leadership team and select other employees relating to the COVID-19 pandemic. The one time grant vests over one year from the date of grant. The Compensation Committee approved such request and the following Named Executive Officers received the following grants on December 23, 2020:
Ms. Richelle Burr	6,000
Mr. John P. Jordan	6,000
Dr. Frank Lee	6,000
Dr. Christopher J. Progler	6,000
Stock Ownership Guidelines
In December of 2015, the Compensation Committee adopted stock ownership guidelines effective for the calendar year 2016; these guidelines have remained in effect through fiscal 2020 and are expected to be effective for the entirety of fiscal 2021. The ownership requirements are determined as a multiple of base salary or a non-management director’s annual cash retainer converted to a fixed number of shares as follows: Chairman of the Board 2x base salary; Chief Executive Officer 2x base salary; 1x base salary for the Chief Financial Officer; 1x base salary for the Chief Technology Officer; 1x base salary for the President of Asia IC Photomask SBU; and 1x base salary for the General Counsel. Non-Management Directors 2x annual cash retainer fee. Stock that counts towards satisfaction of guidelines includes shares owned outright by the participant, stock held in Photronics’ Employee Stock Purchase Plan, restricted stock issued or granted, whether or not vested, and shares acquired upon stock option exercises. The stock price used to calculate conversion will be the average stock price over the twenty trading days prior to the given date. Participants have five years to achieve their designated ownership level.

Health and Welfare and Retirement Benefits
The Named Executive Officers participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. The benefits program enjoyed by the Company’s Named Executive Officers is the same as that offered to all other domestic employees.
The Company does not have a defined benefit pension plan or supplemental retirement plan. However, the Company does have a 401K Savings Plan (the “Plan”). The Plan is a 401(k)-compliant plan which enables participating employees to make contributions from their earnings and share in the contributions the Company makes to a trust fund maintained by the trustee. An account in the trust fund is maintained by the trustee for the Plan. All employees are eligible to participate in the Plan, except for nonresident aliens with no United States earned income from the Company and temporary employees or interns. The minimum amount that an employee can contribute is 1% and the maximum amount is 50%. In fiscal year 2020, the Company provided a matching contribution based on the contributions that participating employees made to the Plan. Participating employees received a matching contribution of 50% of the first 4% of their eligible salary contributed to the Plan.
Employment Agreements
In order to retain the Named Executive Officers and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with each of the Named Executive Officers. Each agreement covers title, duties and responsibilities, and stipulates compensation terms. Each employment agreement also sets forth the severance benefits due in the event of a change in control or termination without cause. These employment agreements are described below under the caption “Certain Agreements.” The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption “Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that these agreements are a competitive requirement to attract and retain highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executive Officers, the Compensation Committee analyzed each of the termination and change in control arrangements and determined that each arrangement was advisable and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executive Officers. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement.
Perquisites
The Company offers very limited perquisites to its executive officers. The use of a company car (offered only to the Chief Executive Officer) or a car allowance to employees is provided to the Named Executive Officers as indicated in the Summary Compensation Table.
Tax and Accounting Impact on Compensation
Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executive Officers while attempting to ensure the deductibility of such compensation – at the same time ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the amount of compensation paid to each Named Executive Officer that may be deducted by the Company to $1 million in any year. Historically, prior to the 2017 Tax Cuts and Jobs Act (“TCJA”) there was an exception to the $1 million limitation for performance-based compensation that met certain requirements. This exception was repealed as part of the TCJA for tax years beginning after December 31, 2017 and thus remains in force for fiscal 2020. Further, a transition rule continuing the exception, to written binding contracts that were in place as of November 2, 2017, provided that those contracts are not materially modified after November 2, 2017, through any subsequent renewal date.

Historically, the compensation paid to our executive officers has not exceeded this limit due to the performance based exception. Following the changes made by the TCJA, whether compensation paid to executive officers exceeds the Section 162(m) limitation will depend in part on whether such compensation qualifies under the transition rule for performance based compensation available for written binding contracts in place on November 2, 2017, and not materially modified (or subsequently renewed) thereafter. To the extent that it is practicable and consistent with the Company’s executive compensation philosophy, the Company will maintain the contracts qualified under the transition rule or if it is determined not to be in the best interest of shareholders, the Compensation Committee will abide by its compensation philosophy even if it results in a loss of deductibility.
Compensation Risk Assessment
The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Incentive award targets and opportunities are reviewed annually. One of the Compensation Committee’s primary objectives is to motivate high achievement while maintaining an appropriate balance between rewarding extraordinary performance without encouraging excessive risk taking.
CEO Pay Ratio
As required by SEC rules, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Dr. Kirlin, our Chief Executive Officer. For the year ended October 31, 2021:
•	the median of total compensation of all employees of our Company for fiscal 2020 is estimated to be: $39,831.52;
•	the total compensation of Dr. Kirlin for fiscal 2020 was $2,103,976; and
•	based on this information, the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all other employees is estimated to be 52 to 1 .
Excluding our Chief Executive Officer, we identified the median employee by examining the 2020 total annual base salary for all individuals who were employed as of October 31, 2020. We included all our employees, whether full-time or part-time, including any interns. For any employee that we paid in currency other than U.S. Dollars, we then applied the applicable foreign currency exchange rate as of October 31, 2020 to convert such employee’s total target compensation into U.S. Dollars.
Once we identified our median employee, we added together all of the elements of such employee’s compensation for 2020 in the same way that we calculate the annual total compensation of our named executive officers in the Summary Compensation Table including overtime, bonus, matching contribution pursuant to the Company 401(k) savings and profit sharing and vacation payout, if applicable. To calculate our ratio, we used Dr. Kirlin’s salary for fiscal 2020 plus his bonus for fiscal 2020 performance plus his stock award granted in fiscal 2020 plus personal use of a Company car and matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan and divided that amount by the median employee’s annual total compensation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) and recommended that the CS&A be included in this Proxy Statement.
Respectfully submitted,

Walter M. Fiederowicz, Chairman
Mary Paladino

EXECUTIVE COMPENSATION
The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the three-year period ended October 31, 2020, to each of the individuals who served (i) as the Chief Executive Officer; (ii) Chief Financial Officer and (iii) the three other most highly compensated executive officers of the Company (the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Richelle Burr	2020	365,003	73,000	539,000		17,600(3)	994,603
Executive Vice President,	2019	275,940	105,000	264.060		17,694(3)	662,694
Chief Administrative Officer,	2018	266,102	107,000	129,000	41,040	13,649(3)	556,791
General Counsel and Secretary

John P. Jordan	2020	366,011	73,000	539,000		17,347(4)	995,358
Executive Vice President,	2019	355,350	106,500	352,080		17,400(4)	831,330
Chief Financial Officer	2018	345,000	138,000			17,931(4)	500,931

Peter S. Kirlin	2020	628,318	157,000	1,309,000		9,578(5)	2,103,976
Chief Executive Officer	2019	610,018	300,000	516,000	41,040	8,132(5)	1,546,173
	2018	591,001	390,000	516,000	41,040	8,132(5)	1,546,173

Frank Lee	2020	446,146	89,000	539,000			1,074,146
President, Asia IC Photomask	2019	428,926	107,000	391,200			927,126
	2018	419,027	209,514	154,800	54,720		838,061

Christopher J. Progler	2020	400,004	80,000	539,000		17,600 (6)	1,035,604
Executive Vice President,	2019	358,722	118,000	312,960		17,400 (6)	807,082
Chief Technology Officer,	2018	345,933	141,000	129,000	41,040	17,400(6)	674,373
Strategic Planning
(1)
The amounts shown in the “Stock Awards” column represents the closing price of the Company’s Common Stock on the date of grant multiplied by the number of shares awarded in accordance with ASC No. 718.

(2)
The amounts included in this column represent the grant date fair value of the options calculated in accordance with ASC No. 718. The assumptions used in determining the fair value of these options are set forth in Note 8 of the Company’s Annual Report on Form 10-K.

(3)	Represents car allowance, matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan, and other Company sponsored benefits.
(4)	Represents car allowance, matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan, and other Company sponsored benefits.
(5)	Represents car allowance for personal use of a Company car and matching contribution pursuant to the Company’s 401(k) Savings, and Profit Sharing Plan and other Company sponsored benefits.
(6)	Represents car allowance and matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan, and other Company sponsored benefits.

GRANT OF PLAN-BASED AWARDS TABLE
During the fiscal year ended October 31, 2020, the following plan-based awards were granted to the Named Executive Officers
Name	Grant Date	Stock Option Awards (#)	Restricted Stock Awards: Number of Shares of Stock(1)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards $
Richelle Burr	01/03/2020		35,000		$539,000

John P. Jordan	01/03/2020		35,000		$539,000

Peter S. Kirlin	01/03/2020		85,000		$1,309,000

Frank Lee	01/03/2020		35,000		$539,000

Christopher J. Progler	01/03/2020		35,000		$539,000
(1)	Restricted stock awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date
See the Compensation Discussion and Analysis for an explanation of the amount of salary and bonus in proportion to total compensation and a description of the material terms of plan based awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards					Stock Awards
Name	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options(1) (#) Un- exercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Richelle Burr	12/9/2011	15,000		6.32	12/09/2021
	12/7/2012	5,625		5.46	12/7/2022
	12/13/2013	25,000		8.86	12/13/2023
	12/19/2014	25,000		8.23	12/19/2024
	1/4/2016	25,500		12.13	1/4/2026
	1/3/2017					3,750(2)	36,563
	1/3/2017	11,250	3,750	11.35	1/3/2027
	1/2/2018					7,500(2)	73,125
	1/2/2018	7,500	7,500	8.60	1/2/2028
	1/2/2019					20,250(2)	197,438
	1/3/2020					35,000(2)	341,250

John P. Jordan	9/5/2017					7,500(2)	73,125
	1/2/2019					27,000(2)	263,250
	1/3/2020					35,000(2)	341,250

Peter S. Kirlin	12/9/2011	20,000		6.32	12/9/2021
	12/13/2013	45,000		8.86	12/13/2023
	12/19/2014	45,000		8.23	12/19/2024
	5/4/2015	50,000		8.84	5/4/2025
	1/4/2016	60,000		12.13	1/4/2026
	1/3/2017					9,375(2)	91,406
	1/3/2017	21,562	7,188	11.35	1/3/2027
	1/2/2018					30,000(2)	292,000
	1/2/2018	7,500	7,500	8.60	1/2/2028
	1/2/2019					56,250	548,438
	1/3/2020					85,000	828,750

Frank Lee	2/4/2011	12,000		6.71	2/4/2021
	12/9/2011	15,000		6.32	12/9/2021
	12/7/2012	30,000		5.46	12/7/2022
	12/13/2013	30,000		8.86	12/13/2023
	12/19/2014	30,000		8.23	12/19/2024
	1/4/2016	33,000		12.13	1/4/2026
	1/3/2017					4,500(2)	43,875
	1/3/2017	15,000	5,000	11.35	1/3/2027
	3/7/2017					1,250(2)	12,188
	3/7/2017	7,500	2,500	10.75	3/7/2027
	1/2/2018					9,000(2)	87,750
	1/2/2018	10,000	10,000	8.60	1/2/2028
	1/2/2019					30,000	292,000
	1/3/2020					35,000	341,250

	Option Awards					Stock Awards
Name	Grant Date	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options(1) (#) Un- exercisable	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Christopher J. Progler	12/9/2011	8,340		6.32	12/9/2021
	12/13/2013	33,000		8.86	12/13/2023
	12/19/2014	33,000		8.23	12/19/2024
	1/4/2016	33,000		12.13	1/4/2026
	1/3/2017					3,750(2)	36,563
	1/3/2017	11,250	3,750	11.35	1/3/2027
	1/2/2018					7,500(2)	73,125
	1/2/2018	7,500	7,500	8.60	1/2/2028
	1/2/2019					24,000(2)	234,000
	1/3/2020					35,000	341,250
(1)	The options vest 25% on each of the first 4 anniversaries of the date of the grant.
(2)	Represents restricted stock awards which vest 25% on each of the first 4 anniversaries of the date of the grant.
OPTION EXERCISES AND STOCK VESTED
FISCAL YEAR ENDED OCTOBER 31, 2020
	Option Awards		Stock Awards
Name (a)	No. of Shares Acquired On Exercise (#)(b)	Value Realized on Exercise ($)(c)	No. of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
Richelle Burr	15,000	56,000	15,312	237,695

John P. Jordan	0	0	16,500	210,120

Peter S. Kirlin	33,000	353,760	46,250	718,325

Frank Lee	30,000	342,846	21,575	300,493

Christopher J. Progler	42,202	245,285	16,900	262,375

CERTAIN AGREEMENTS
Ms. Burr and the Company entered into a three-year employment agreement dated May 21, 2010. The Compensation Committee or the Board of Directors reviews Ms. Burr's base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase her base salary. Ms. Burr's current base salary is $372,302. Ms. Burr received a bonus of $73,000 in December 2020 and received a 2% salary increase in January of 2021. Ms. Burr's agreement is automatically extended for consecutive one-year periods unless the Company gives at least 30 days' notice of its intent not to renew. Ms. Burr is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Ms. Burr is also entitled to receive an automobile allowance or company car in accordance with the Company's policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause” or Ms. Burr resigns for “good reason”, Ms. Burr will receive a payment equal to 100% of her base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of her base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Ms. Burr's stock options or similar rights will become immediately vested. Ms. Burr has agreed not to engage in any activity that competes with the Company's business during the term of her employment agreement and for twelve months thereafter.
John P. Jordan and the Company entered into a three-year employment agreement dated September 5, 2017. The Compensation Committee or the Board of Directors will review Mr. Jordan's base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews, may increase his base salary. Mr. Jordan's current salary is $373,330. Mr. Jordan received a bonus of $73,000 in December 2020 and a 2% increase was granted in January 2021. The agreement is automatically extended for consecutive one year periods unless the Company gives at least 30 days' notice of its intent not to renew. Mr. Jordan is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Mr. Jordan is also entitled to receive an automobile allowance in accordance with the Company's policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Mr. Jordan resigns for “good reason,” Mr. Jordan will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Jordan’s stock options or similar rights will become immediately vested. Mr. Jordan has agreed not to engage in any activity that competes with the Company's business during the term of his employment agreement and for twelve months thereafter.
Dr. Kirlin and the Company entered into a three-year employment agreement dated May 21, 2010, which was amended May 4, 2015. The Compensation Committee or the Board of Directors reviews Dr. Kirlin's base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase his base salary. Dr. Kirlin's current base salary is $640,884. Dr. Kirlin received a bonus of $157,000 in December 2020 and a 2% increase in January 2021. Dr. Kirlin's agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days' notice of its intent not to renew. Dr. Kirlin is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Kirlin is also entitled to receive an automobile allowance or company car in accordance with the Company's policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Dr. Kirlin resigns for “good reason,” Dr. Kirlin will receive a payment equal to 100% of his base salary paid out over twelve months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Kirlin's stock options or similar rights will become immediately vested. Dr. Kirlin has agreed not to engage in any activity that competes with the Company's business during the term of his employment agreement and for twelve months thereafter.
Dr. Lee and the Company entered into a three-year employment agreement dated October 31, 2019. The Compensation Committee or the Board of Directors of Photronics reviews Dr. Lee’s base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews, may increase his base salary. Dr. Lee’s current base salary is $459,530. Dr. Lee received a bonus of $89,000 in December 2020 and a 2% salary increase was granted in January 2021. The agreement is automatically extended for consecutive one-year periods unless the Company gives at least 30 days’ notice of its intent not to renew. Dr. Lee is entitled to participant in employee benefits plans and arrangements as established by the Company for similarly situated executives. Dr. Lee is also entitled to receive an automobile allowance in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the company. If the agreement is terminated by the company for reasons other than for “cause”, or Dr. Lee resigns for “good reason”, Dr. Lee will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including resignation for “good reason”) following a “change in control” and Dr. Lee’s stock options or similar rights will become immediately vested. Dr. Lee has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for twelve months after.
Dr. Progler and the Company entered into a three-year employment agreement dated September 10, 2007. The Compensation Committee or the Board of Directors reviews Dr. Progler's base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews may increase his base salary. Dr. Progler's current base salary is $408,004. Dr. Progler received a bonus of $80,000 in December 2020. Dr. Progler received a 2% salary increase in January of 2021. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days' notice of its intent not to renew. Dr. Progler is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Progler is also entitled to receive an automobile allowance or company car in accordance with the Company's policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause” or Mr. Progler resigns for “good reason”, Mr. Progler will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments equal to 150% of his base salary payable over 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Progler's stock options or similar rights will become immediately vested. Mr. Progler has agreed not to engage in any activity that competes with the Company's business during the term of his employment agreement and for twelve months thereafter.
For purposes of the foregoing, “good reason” means the relocation of the Company's principal executive offices outside the United States without the employee's consent or any reduction in his salary or health benefits without the employee's consent.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	No. of Shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	No. of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (c)
Equity Compensation Plan Approved by Shareholders	2,495,949	$10.31	2,306,290(1)

Equity Compensation Plans Not Approved by Shareholders	0	0	0

Total	2,495,949	$10.31	2,306,290
(1)
Represents shares of Photronics Common Stock issuable pursuant to future issuance under the Company’s 2016 Long Term Equity Incentive Plan (the “LTEIP”) and shares available under the Company’s Employee Stock Purchase Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Ms. Burr, Mr. Jordan, Dr. Kirlin, Dr. Lee and Dr. Progler have employment agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control, or resignation by such Named Executive Officer with good reason. The employment agreements are further described above under the caption “Certain Agreements”.
The table below was prepared as if the Named Executives Officer’s employment was terminated as of October 31, 2020, the last business day of our 2020 fiscal year and, if applicable, a change in control occurred on that date. The table also utilizes the closing share price of Photronics Common Stock on October 31, 2020.
Name	Severance Payment ($)(1)	Benefit Plans ($)(2)	Options ($)(3)	Restricted Stock ($)(4)	Total ($)
Richelle Burr
Termination without cause or resignation for good reason.	365,003	18,000			383,003
Termination upon change of control	547,503	18,000	8,625	648,375	1,222,503

John P. Jordan
Termination without cause or resignation for good reason.	366,011	18,000			384,011
Termination upon change of control	549,017	18,000		677,625	1,244,642

Peter S. Kirlin
Termination without cause or resignation for good reason.	628,318	18,000			646,318
Termination upon change of control	942,477	18,000	8,625	1,761,094	2,730,196

Frank Lee
Termination without cause or resignation for good reason.	446.146				446,146
Termination upon change of control	669,219		11,500	777,563	1,458,282

Christopher J. Progler
Termination without cause or resignation for good reason.	400,004	18,000			418,004
Termination upon change of control	600,006	18,000	8,625	684,938	1,311,569
(1)	Assumes no bonus will be paid as part of the severance payment. The calculation was based on base salary for fiscal 2020.
(2)	Assumes a payment of $1,500 per month for COBRA premiums for 12 months.
(3)
The value of options assumes all outstanding option awards that are in the money and as of October 31, 2020 were immediately vested upon the change of control, regardless of whether termination of employment, for any reason, has occurred, as provided under the Company’s stock incentive plans. The amount is calculated by multiplying the amount of unvested options granted by the closing price on the date of grant and then deducting that number from the number of unvested options granted multiplied by the closing share price on October 31, 2020. The closing price on the date of grant was $11.35 on January 3, 2017, $10.75 for the award granted March 7, 2017 and $8.60 for the award granted on January 2, 2018. The closing price on October 31, 2020 was $9.75.

(4)
The value of restricted stock assumes all unvested outstanding awards as of October 31,2020, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. In the case of restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested as of October 31, 2020, multiplied by $9.75, the applicable closing share price on October 31, 2020.

DIRECTORS’ COMPENSATION
Directors who are not employees of the Company each received an annual retainer of $40,000 in addition to a fee of $4,000 for each Board meeting attended in fiscal 2020.
Grants of stock as part of the Directors’ annual compensation are approved at the first Board meeting of the Company’s fiscal year and granted in January. For fiscal 2020, each Director received a restricted stock award of 12,000 shares. The restrictions on the awards lapse quarterly over the one-year service period.
Directors who are also employees of the Company are not compensated for serving on the Board.
In fiscal 2020, the Chairman of the Audit Committee received an additional annual retainer of $40,000 and the Vice Chairman received an additional annual retainer of $20,000. In fiscal 2020, the other members of the Audit Committee received an additional annual retainer of $15,000. Members of the Audit Committee are eligible to receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Directors assignments. The Chairman of the Compensation Committee received an additional annual retainer of $40,000 and the Vice Chairman of the Compensation Committee receives an additional annual retainer of $20,000. In fiscal 2020, the Chairman of the Nominating Committee received an additional annual retainer of $20,000 and the Vice Chairman received an additional annual retainer of $10,000. In fiscal 2020, the Chairman of the Cyber Security Committee received an additional annual retainer of $15,000 and the other member of the Cyber Security Committee received a retainer of $10,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors are paid an additional $2,500 per diem prorated fee for the time devoted to such matters. Such additional fees shall be paid to the directors if such services are rendered by any director.
At the meeting of the Board of Directors held in December 2020, the Compensation Committee recommended to the Board the compensation to be paid to the Board for fiscal 2021. The Board, after considering this recommendation, then established the annual compensation for the directors. When assessing the directors’ compensation, the Compensation Committee reviews the compensation of the directors of its peer group (the peer group is described above in the CD&A), reviewing each element of director compensation including the annual retainer, the committee chair retainer, meeting fees and equity awards to determine whether the amount is competitive and reasonable for the services provided by the directors. We provide higher annual retainers for service as the Chair(s) of the Audit and Compensation Committee. We believe that providing part of the directors’ annual retainer compensation in the form of equity rather than cash serves to align the interests of our directors with our shareholders as they become shareholders themselves. The annual retainer for Directors who are not employees for 2021 is $40,000 and a meeting fee of $4,000 per meeting. Grants of stock as part of the Directors’ annual compensation are generally made in January. For fiscal 2021, each Director received a restricted stock award of 12,000 shares in January 2021. The restrictions on the awards lapse quarterly over the one-year service period.
In fiscal 2021, the Chairman of the Audit Committee will receive an additional annual retainer of $40,000 and the Vice Chairman will receive an additional annual retainer of $20,000. In fiscal 2021, the other member of the Audit Committee will receive an additional annual retainer of $15,000. Members of the Audit Committee will receive a per diem payment of $2,500 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee will receive an additional annual retainer of $40,000 and the Vice Chairman of the Compensation Committee will receive an additional annual retainer of $20,000. In fiscal 2021, the Chairman of the Nominating Committee will receive an additional annual retainer of $20,000 and the Vice Chairman will receive an additional annual retainer of $10,000. In fiscal 2021, the Chairman of the Cyber Security Committee will receive an additional annual retainer of $15,000 and the other member of the Cyber Security Committee will receive a retainer of $10,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors may earn an additional $2,500 per diem prorated fee for the time devoted to such matters.

DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Walter M. Fiederowicz	121,000(2)	184,800(1)	305,800
Joseph A. Fiorita	54,000(3)	46,200(3)	100,200
Constantine Macricostas	66,000(4)	184,800(1)	250,800
George Macricostas	71,000(5)	184,800(1)	255,800
Mary Paladino	93,500(6)	184,800(1)	278,300
Mitchell G. Tyson	91,000(7)	184,800(1)	275,800
Liang-Choo Hsia	29,000(8)	46,200(8	75,200
Daniel Liao	24,000(9)	52,380(9)	76,380
(1)	The amounts shown represents 12,000 shares of restricted stock granted on January 3, 2020 with a closing stock price of $15.40. The restricted stock vests quarterly over a year.
(2)
Represents $40,000 as an annual retainer, $40,000 as Chairman of the Compensation Committee, $20,000 as Vice Chairman of the Audit Committee and $5,000 as Vice Chair of the Nominating Committee and $16,000 for meeting fees (4 meetings at $4,000 per meeting).

(3)
Represents $20,000 as pro-rated an annual retainer, $4,000 for meeting fee and $20,000 retainer as Chairman of the Audit Committee and $10,000 as Vice Chair of the Compensation Committee and $46,200 for 3,000 shares with a stock closing price of $15.40. Mr. Fiorita retired effective as of the Company’s 2020 annual meeting.

(4)	Represents $40,000 as an annual retainer, $10,000 as a member of the Cyber Security Committee, and $16,000 for meeting fees (4 meetings at $4,000 per meeting).
(5)	Represents $40,000 as an annual retainer, $15,000 as Chairman of the Cyber Security Committee and $16,000 for meeting fees (4 meetings at $4,000 per meeting).
(6)
Represents $40,000 as an annual retainer, $20,000 as prorated Chairperson of the Audit Committee and $10,000 as prorated Vice Chair of the Compensation Committee and $7,500 as a member of the Audit Committee (prior to becoming Chair) and $16,000 for meeting fees (4 meetings at $4,000 per meeting)

(7)
Represents $40,000 as an annual retainer and $15,000 as a member of the Audit Committee, $20,000 as Chairman of the Nominating Committee, and $16,000 for meeting fees (4 meetings at $4,000 per meeting).

(8)
Represents $20,000 as pro-rated annual retainer and $5,000 as Member of the Nominating Committee, and $4,000 for meeting fees and $46,200 for 3,00 shares with a stock closing price of $15.40. Dr. Hsia retired effective as of the Company’s 2020 annual meeting.

(9)	Represents $20,000 as a pre-rated annual retainer and $,4000 in Board fees (1 meetings at $4,000 per meeting) and $52,380 for 6,000 shares with a stock closing price of $8.73
COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2020, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2020, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 31, 2021. We are asking you to ratify this selection at the meeting.
A representative of D&T will be available to answer appropriate questions and may make a statement.
Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE SELECTION OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2021

PROPOSAL 3
TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
Pursuant to the Dodd-Frank Act, we are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers, as we have described it in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 14. While this vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies, and practices which the Compensation Committee will be able to consider when determining executive compensation for future years. For the reasons stated below, we are requesting your approval of the following non-binding resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as set forth in the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”
The compensation of our Named Executive Officers and our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis, and its accompanying tables (including all footnotes).
The Compensation Committee designs our compensation policies for our Named Executive Officers to create executive compensation arrangements that are competitive, align pay with creating shareholder value and balance compensation risk appropriately in the context of the Company’s business strategy. Based on its review of the total compensation of our Named Executive Officers for fiscal year 2020, the Compensation Committee believes that the total compensation for each of the Named Executive Officers is reasonable and effectively achieves the designed objectives of driving Company performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests, and discouraging excessive risk taking.
Neither the approval nor the disapproval of this resolution will be binding on us or the Board of Directors or will be construed as overruling a decision by us or the Board of Directors. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
RELATED PARTY TRANSACTIONS
The Company has an operating policy the purpose of which is to ensure that contracts with entities in which any director, officer, or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee. To the extent that anyone on the Audit Committee is the person with a financial interest, the Chief Executive Officer and Chief Financial Officer of the Company will obtain independent assessment of the commercial reasonableness of the contract when considered necessary.
On January 20, 2018, we entered into a four-year consulting agreement with DEMA Associates, LLC (“DEMA”) pursuant to which we would pay DEMA $400,000 per year. Constantine Macricostas, the Company’s Chairman, is a member of DEMA. We incurred expenses for services provided by this entity of $400,000 and $300,000 in fiscal years 2019 and 2018, respectively. Effective March 9, 2020, the agreement was amended to reduce the consideration under the contract to $100,000 per year for its remaining term. In fiscal 2020, we incurred expenses for services provided by this entity of $200,000.
Dr. Frank Lee is related to an individual in a position of authority at one of our largest customers. We recorded revenue from this customer of $96.4 million in fiscal 2020. As of October 31, 2020, we had accounts receivable of $32.7 million from this customer.
We believe that the terms of our transactions with the related parties described above were negotiated at arm’s length and were no less favorable to us than terms we could have obtained from unrelated third parties.

SOLICITATION OF PROXIES AND COSTS THEREOF
We will bear the costs of solicitation of proxies. We have engaged The Proxy Advisory Group, LLC® to assist us with the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements both of which are not expected to exceed $30,000 in the aggregate. In addition to solicitations by mail, certain of our officers may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians, and fiduciaries to forward proxy solicitation material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.
As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting of Shareholders other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting of Shareholders the persons named in the proxy will act in respect thereof in accordance with their best judgment.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from the reporting persons, the Company believes that during the 2020 fiscal year all Section 16(a) filings required to be made by its executive officers, directors, and ten percent shareholders were timely except for the filing of Mr. Liao filed on September 16, 2020 for which we did not have the filing codes and the filing of Ms. Paladino filed on November 7, 2019.
FORM 10-K AND ADDITIONAL INFORMATION
The Company’s annual report filed with the SEC on Form 10-K for the year ended October 31, 2020, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, upon written request directed to the Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000). It can also be accessed on our web site at https://photronicsinc.gcs-web.com/financial-information/annual-reports.
MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS
The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Broadridge Financial Services, Inc. either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. The Company will remove you from the householding program within 30 days of receipt of your request, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS
Under Rule 14a-8 shareholder proposals intended for inclusion in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders must be received by the Company no less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting (February 18, 2022) and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. Proposals may be mailed to Photronics, Inc. to the attention of the Secretary, 15 Secor Road, Brookfield, Connecticut 06804. A nomination by a qualifying shareholder may be made only pursuant to timely notice (in the same time frame as a shareholder proposal) in proper written form to the Secretary.
PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return
Based upon an initial investment of $100 on October 31, 2015 with dividends reinvested

$400
$350
$300
$250
$200
$150
$100
$50
$0
2015
2016
2017
2018
2019
2020
PLAB
NASDAQ Composite Index
MSCI US Semiconductor & Semiconductor Equipment GICS Index

PHOTRONICS

PHOTRONICS, INC.
ATTN: RICHELLE BURR
15 SECOR ROAD
BROOKFIELD,CT 06804

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 03/10/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PLAB2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 03/10/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Walter M. Fiederowicz 02) Peter S. Kirlin 03) Daniel Liao 04) Constantine Macricostas 05) George Macricostas
06) Mary Paladino 07) Mitchell G. Tyson

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000483056_1 R1.0.0.148

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Proxy Statement/10-K Report is available at www.proxyvote.com

PHOTRONICS, INC.
Annual Meeting of Shareholders
March 11, 2021 8:30 AM

The undersigned hereby appoints Richelle E. Burr and Aimee M. Radeschi, or either one of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or either of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2021 Annual Meeting of Shareholders of Photronics, Inc. (the "Meeting") to be held at 8:30 a.m. Eastern Time on March 11, 2021. The Meeting will be conducted on the Internet via live webcast at www.virtualshareholdermeeting.com/PLAB2021. Shareholders will not be able to attend the Meeting in person. You will be able to participate in the virtual meeting online, vote electronically, and submit questions during the meeting.

Continued and to be signed on reverse side

0000483056_2 R1.0.0.148